Exhibit 5.1
[LETTERHEAD OF O’MELVENY & MYERS LLP]
May 23, 2006
Sirna Therapeutics, Inc.
185 Berry Street, Suite 6504
San Francisco, California 94107
Ladies and Gentlemen:
     At your request, we have examined the registration statement on Form S-3, File No. 333-129944, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, the prospectus, dated December 5, 2005, and the final prospectus supplement, dated May 23, 2006 (together, the “Registration Statement”), in connection with the registration of 9,000,000 shares of the Company’s Common Stock, par value $0.01 per share having an aggregate offering price of $45,000,000 (the “Securities”).
     On the basis of such examination and our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities in accordance with the Registration Statement and the book-entry of the Securities by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement of the Company and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.
Respectfully submitted,
/s/ O’Melveny & Myers LLP